AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
Allianz Funds Multi-Strategy Trust
     This Amended and Restated Sub-Advisory Agreement, dated July 1, 2013 (the “Agreement”), by and between ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC, a Delaware limited liability company (the “Manager”), and ALLIANZ GLOBAL INVESTORS U.S. LLC (formerly known as Allianz Global Investors Capital LLC), a Delaware limited liability company (the “Sub-Adviser”), amends and restates the Sub-Advisory Agreement dated July 8, 2008 (the “NACM Sub-Advisory Agreement”), by and between the Manager and Nicholas-Applegate Capital Management LLC, a Delaware limited liability company (“NACM”).
     WHEREAS, the Manager, the Sub-Adviser, Allianz Funds Multi-Strategy Trust, a Massachusetts business trust (the “Trust”), on behalf of certain of its series previously sub-advised by NACM (the “NACM/AGIC Funds”), and NACM each entered into a Novation of Sub-Advisory Agreement dated August 25, 2010;
     WHEREAS, each series of the Trust identified from time to time on Schedule A to this Agreement (each a “Fund” and together “Funds”), including the NACM/AGIC Funds, has retained the Adviser to render investment management and administrative services to the Fund pursuant to an Investment Management Agreement, dated March 28, 2008, as amended by the Amended and Restated Investment Management Agreement dated September 1, 2011, by and between the Manager and the Trust on behalf of such Funds;
     WHEREAS, the Manager had, in turn, retained NACM to provide investment advisory services to the NACM/AGIC Funds pursuant to the NACM Sub-Advisory Agreement;
     WHEREAS the Sub-Adviser was substituted for NACM under the NACM Sub-Advisory Agreement in a transaction that did not result in a change of actual control or management of the adviser or sub-adviser to the NACM/AGIC Funds in accordance with Rule 2a-6 under the 1940 Act, as amended from time to time, and the rules and regulations thereunder (the “1940 Act”), and was therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act;
     WHEREAS, NACM was released from its obligations under the NACM Sub-Advisory Agreement, the Sub-Adviser accepted the novation thereof, and the Manager and the Trust, on behalf of the NACM/AGIC Funds, consented to such novation;
     WHEREAS, as part of a series of corporate reorganizations completed on January 1, 2013 and April 1, 2013, Allianz Global Investors Solutions LLC (“AGIS”) and RCM Capital Management LLC (“RCM”), respectively, were merged into the Sub-Adviser by means of a statutory merger in accordance with Delaware law (the “Reorganizations”);

     WHEREAS, upon completion of the Reorganizations, the Sub-Adviser succeeded to the advisory businesses of AGIS and RCM, including to the rights and obligations of AGIS under its previous sub-advisory agreement with the Manager dated December 17, 2008 and to the rights and obligations of RCM under its previous sub-advisory agreement with the Manager dated March 28, 2008 (collectively, the “AGIS/RCM Sub-Advisory Agreements”);
     WHEREAS, the Sub-Advisor succeeded to the rights and obligations under the AGIS/RCM Sub-Advisory Agreements in a transaction that did not result in a change of actual control or management of an adviser or sub-adviser to the Funds in accordance with Rule 2a-6 under the 1940 Act, and was therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and
     WHEREAS, given that the terms of the AGIS/RCM Sub-Advisory Agreements are substantially similar to the terms of the NACM Sub-Advisory Agreement, the Adviser and the Sub-Adviser wish to consolidate the AGIS/RCM Sub-Advisory Agreements and the NACM Sub-Advisory Agreement.
WITNESSETH:
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST.
     (a) Subject always to the direction and oversight of the Trustees of the Trust and the Manager, the Sub-Adviser will, at its expense, either directly or through others selected by it, furnish continuously an investment program for each Fund identified from time to time on Schedule A to this Agreement and will make investment decisions on behalf of the Funds and place all orders for the purchase and sale of portfolio securities or other investments. In the performance of its duties, the Sub-Adviser (1) will comply with the provisions of the Trust’s Agreement and Declaration of Trust and Bylaws, including any amendments or restatements thereto (upon receipt of such amendments or restatements by the Sub-Adviser), and the investment objectives, policies and restrictions of each Fund as set forth in its current Prospectus(es) and Statement of Additional Information (copies of which will be supplied by the Manager to the Sub-Adviser upon filing with the Securities and Exchange Commission (the “SEC”)), (2) will use its best efforts to safeguard and promote the welfare of each Fund and (3) will comply with other policies that the Trustees or the Manager, as the case may be, may from time to time determine as promptly as practicable after such policies have been communicated to the Sub-Adviser in writing. The Sub-Adviser and the Manager shall each make its officers and employees available to the other from time to time at reasonable times to review the investment policies of each Fund and to consult with each other and any other sub-adviser(s) to the Funds regarding the investment affairs of each Fund.

     (b) The Sub-Adviser shall be responsible, either directly or through others selected by it, for daily monitoring of the investment activities and portfolio holdings of each Fund’s portfolio in connection with such Fund’s compliance with its investment objectives, policies and restrictions, as set forth in such Fund’s current Prospectus(es) and Statement of Additional Information. The Sub-Adviser shall also cooperate with and provide sufficient information to the Manager to assist the Manager in its monitoring of the investment activities and portfolio holdings of each Fund in connection with the Funds’ overall compliance with the 1940 Act, each Fund’s compliance with the investment objectives, policies and restrictions of such Fund as set forth in its current Prospectus(es) and Statement of Additional Information, and each Fund’s satisfaction of quarterly diversification requirements for qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder. Notwithstanding the investment discretion delegated to the Sub-Adviser in paragraph (a) of this Section, the Sub-Adviser shall act on any instructions of the Manager with respect to the investment activities of each Fund to ensure the Funds’ compliance with the foregoing.
     (c) The Sub-Adviser, at its expense, either directly or through others selected by it, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Funds, including verification and oversight of the pricing of the portfolio securities and other instruments comprising each Fund’s portfolio (but excluding determination of net asset value and shareholder accounting services).
     (d) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for each Fund, the Sub-Adviser shall seek to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind such Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Manager hereby agrees with the Sub-Adviser that any entity or person associated with the Sub-Adviser that is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of each Fund that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time (the “1934 Act”).
     (e) The Sub-Adviser shall not be obligated to pay any expenses of or for the Funds or the Manager not expressly assumed by the Sub-Adviser pursuant to this Section 1.
2. OTHER AGREEMENTS, ETC.
     It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, partner, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the Sub-Adviser and persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.
3. COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.
     The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, for the facilities furnished and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee for each Fund, based on the applicable Fund’s average daily net assets, computed and paid monthly, at the annual rates set forth on Schedule A attached hereto.
     For purposes of this Section 3, “average daily net assets” means the average of all of the determinations of a Fund’s net asset value at the close of business on each business day during each month while this Agreement is in effect. Such fee shall be payable for each month within fifteen (15) business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.
     In the event that the Sub-Adviser has agreed to a fee waiver arrangement with the Manager on behalf of a Fund, subject to such terms and conditions as the Sub-Adviser and the Manager may set forth in such agreement, the compensation due the Sub-Adviser with respect to such Fund hereunder shall be reduced to the extent required by such fee waiver arrangement.

4. ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.
     This Agreement shall automatically terminate with respect to a Fund or Funds, without the payment of any penalty, in the event of its assignment with respect to such Fund(s) or in the event that the Investment Management Agreement between the Manager and the Trust shall have terminated with respect to such Fund(s) for any reason; and this Agreement shall not be materially amended as to a Fund unless such amendment is approved by the affirmative vote of a majority of the outstanding shares of the Fund (except if such shareholder approval is not required by the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff), and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Fund, the Manager, or the Sub-Adviser.
5. EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.
     This Agreement shall become effective upon its execution, and shall remain in full force and effect as to each Fund continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:
     (a) The Trust may at any time terminate this Agreement as to any Fund by written notice delivered or mailed by registered mail, postage prepaid, to the Manager and the Sub-Adviser, or
     (b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of a Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Fund, the Manager, or the Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement with respect to such Fund, then this Agreement shall automatically terminate with respect to such Fund at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of such Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act, or

     (c) Either party hereto may at any time terminate this Agreement as to any Fund by not less than sixty days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.
     Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the particular Fund. Termination of this Agreement with respect to one Fund does not terminate this Agreement with respect to any other Fund.
     Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.
6. CERTAIN INFORMATION.
     The Sub-Adviser shall promptly notify the Manager in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, (b) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (c) there is a change in control of the Sub-Adviser or a change in control of any parent of the Sub-Adviser within the meaning of the 1940 Act, or (d) there is a material adverse change in the business or financial position of the Sub-Adviser.
7. CERTAIN DEFINITIONS.
     For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the outstanding voting securities of such Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding voting securities of such Fund entitled to vote at such meeting, whichever is less.
     For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings defined in the 1940 Act, giving effect to any interpretations of or exemptive relief granted by the SEC and/or its Staff; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff; and the term “brokerage and research services” shall have the meaning given in the 1934 Act, the rules and regulations thereunder and related interpretations of the SEC and/or its Staff.

8. NONLIABILITY OF SUB-ADVISER.
     Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser, including its officers, directors, members and partners, shall not be subject to any liability to the Manager, to the Trust, or to any shareholder, officer, director, partner or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.
9.	EXERCISE OF VOTING AND OTHER RIGHTS.
     Unless otherwise instructed by the Trustees of the Trust or the Manager, the Sub-Adviser shall have the responsibility to exercise or procure the exercise of any voting right attaching to investments of each Fund in accordance with proxy voting policies approved by the applicable Fund. Unless otherwise determined by the Trustees of the Trust or the Manager and notified to the Sub-Adviser, the Manager shall have the responsibility to exercise or procure the exercise of any rights of the Trust with respect to any class action proceedings or other legal action concerning investments of the Funds.
10.	COUNTERPARTS.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By: Name:	/s/ Brian S. Shlissel Brian S. Shlissel
Title:	Managing Director

ALLIANZ GLOBAL INVESTORS U.S. LLC

By: Name:	/s/ David Owen David Owen
Title:	Director and Chief Legal Officer
Sub-Advisory Agreement

Schedule A to
Sub-Advisory Agreement
Revised as of July 1, 2013

	Annual Fee Rate (stated as
	a percentage of the Fund’s
Fund	average daily net assets)	Effective Date
AllianzGI China Equity Fund	0.715%	6/04/10
AllianzGI Convertible Fund	0.37%	3/31/10
AllianzGI Disciplined Equity Fund	0.40%	7/15/08
AllianzGI Dynamic Emerging Multi-Asset Fund	0.54%	12/17/12
AllianzGI Global Fundamental Strategy Fund	0.75%	7/1/13
AllianzGI Global Managed Volatility Fund	0.26%	12/19/11
AllianzGI Global Water Fund	0.54%	3/31/08
AllianzGI High Yield Bond Fund	0.31%	3/31/10
AllianzGI International Small-Cap Fund	0.65%	7/16/12
AllianzGI Micro Cap Fund	0.81%	3/31/10
AllianzGI Multi-Asset Real Return Fund	0.45%	12/17/12
AllianzGI Redwood Fund	0.65%	12/27/10
AllianzGI Retirement 2015 Fund	0.05%	9/01/11
AllianzGI Retirement 2020 Fund	0.05%	9/01/11
AllianzGI Retirement 2025 Fund	0.05%	12/19/11
AllianzGI Retirement 2030 Fund	0.05%	9/01/11
AllianzGI Retirement 2035 Fund	0.05%	12/19/11
AllianzGI Retirement 2040 Fund	0.05%	9/01/11
AllianzGI Retirement 2045 Fund	0.05%	12/19/11
AllianzGI Retirement 2050 Fund	0.05%	9/01/11
AllianzGI Retirement 2055 Fund	0.05%	12/19/11
AllianzGI Retirement Income Fund	0.05%	9/01/11
AllianzGI Short Duration High Income Fund	0.29%	9/22/11
AllianzGI Structured Alpha Fund	0.8125%	12/10/12
AllianzGI Ultra Micro Cap Fund	0.98%	3/31/10
AllianzGI U.S. Emerging Growth Fund	0.59%	3/31/10
AllianzGI U.S. Equity Hedged Fund	0.455%	12/10/12

	Annual Fee Rate (stated as a percentage of
	the Fund’s average daily net assets
	attributable to the noted asset classes)			Effective Date
Fund	Affiliated Funds	Unaffiliated Funds	Other Investments
AllianzGI Global Allocation Fund	0.15%	0.15%	0.60%	4/20/09
AllianzGI Global Growth Allocation Fund	0.15%	0.15%	0.60%	4/20/09
Schedule A to Sub-Advisory Agreement

For these purposes:
“Affiliated Funds” means any Covered Funds (defined below) for which the Manager or an affiliated person of the Manager serves or acts as an investment adviser.
“Unaffiliated Funds” means any Covered Funds other than Affiliated Funds.
“Other Investments” means any portion of the Fund’s average daily net assets not invested in Affiliated Funds or Unaffiliated Funds (including, without limitation, direct investments in securities other than shares of Covered Funds, net assets attributable to derivatives investments, and cash and cash equivalents).
“Covered Fund” means any “investment company” (as defined in the 1940 Act) or any entity that would be an “investment company” under the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act.
[Signature page follows]
Schedule A to Sub-Advisory Agreement

     IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, on this 1st day of July, 2013.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By: Name:	/s/ Brian S. Shlissel Brian S. Shlissel
Title:	Managing Director

ALLIANZ GLOBAL INVESTORS U.S. LLC

By: Name:	/s/ David Owen David Owen
Title:	Director and Chief Legal Officer
Schedule A to Sub-Advisory Agreement – Signature Page